Exhibit 99

     GREAT WESTERN LAND AND RECREATION EXPECTS TO REPORT SIGNIFICANT PROFIT
                                 FOR FISCAL 2005

SCOTTSDALE, Ariz., Dec. 19 /PRNewswire-FirstCall/ -- Great Western Land and Recreation, Inc. (OTC Bulletin Board: GWES) announced today that as a result of continuing strong demand for housing in its Southwest markets it will report increased sales of both urban and ranch land for its fiscal year ended September 30, 2005. Great Western sales for the year should total about $7.6 million. The company also said it expects to report net income of between $1.1 million and $1.4 million for the year when it announces audited results later this month. Based on approximately 22 million shares outstanding, earnings per share should range between 5 cents and 7 cents.

"Our strategy has been to concentrate on specific segments of the housing market, both geographically and in economic terms," said Jay N. Torok, chairman and chief executive officer. "The projects we have in various stages of development are located primarily in Texas and Arizona, two of the fastest growing areas in the nation. In addition, we have elected to concentrate for the most part on housing that appeals to first-time home buyers, empty-nesters and other groups where demand is less volatile than in the upper end of the market.

"We are also a significant developer of recreational land with over 9,000 acres at our Wagon Bow ranch project in the Aquarius Mountains of northern Arizona. Demand has been sufficiently strong that we have been able to increase prices on this property from $1,500 per acre to $4,500 just during fiscal 2005. This is due in part to Wagon Bow's location within convenient distance of three major metropolitan areas. In addition, the three communities we are planning to develop within the Wagon Bow property will offer a high level of amenities including, in one community, a paved airstrip," Torok, noted.

Torok said the momentum Great Western established in fiscal 2005 has been maintained into the first quarter of fiscal 2006 and the outlook for the remainder of next year appears favorable. "We have a number of initiatives underway that should contribute to further growth and increased profitability in 2006 and beyond. Our Sage Homes home building subsidiary, formed in 2005, is expected to begin new home construction in several locations in early 2006. By building homes ourselves, we expect to generate improved margins, capture a greater share of the revenue from a property and be able to deliver new homes more quickly to the buyer.

"Importantly, we have been able to make use of our existing properties and to increase their value to raise additional funds for investment in new projects. In Texas, we are refinancing the debt on our 200 acre Westchester Lakes project being developed over the next 5-8 years in suburban Houston. This project alone is expected to show a profit of $6 million before taxes. Similarly, we have tapped the increased valuation of our 1,800 single-family home Mallard Crossing project, also in suburban Houston, for $3.4 million in new funds. In Arizona, we have leveraged the growing value of the Wagon Bow Ranch property to raise an additional $6.5 million," Torok noted.

Torok stated that the additional borrowings provide Great Western with additional flexibility and will allow the company to be more aggressive in seeking new development opportunities. "Our strategy is to be selective in the properties we pursue. Although we will continue this strict discipline, we are now in a position to pursue opportunities we might previously have had to forego due to funding constraints. We are seeking opportunities similar to our Glendale Springs project in suburban Phoenix where the project was sold out and a waiting list developed before construction was completed. We recently acquired land in East Mesa, Arizona where we are developing an 80 condominium project. We expect sales there to be strong as well. We believe this pattern can be replicated in other areas of Arizona, Texas and elsewhere."

    Torok noted that Great Western's current projects include:

    Wagon Bow Ranch, a vacation home and recreational land development in the Aquarius Mountains of Mohave County Arizona. Originally a private hunting preserve and later a cattle ranch, the project initially encompassed 49,000 acres of deeded and state leased land. Great Western has sold many parcels but still owns or controls approximately 9,000 acres. It is planning to develop several new communities within the ranch's original borders;

    Mallard Crossing, a three-fourths square-mile, planned community in suburban Houston that will include approximately 1,800 single-family homes as well as a school and other community facilities when fully developed;

    Westchester Lakes, also in suburban Houston, a 200-acre community of approximately 450 upscale homes. The company anticipates approximately 15 acres of the development will be devoted to an office park. Westchester Lakes is adjacent to the Mallard Crossing project. This development will feature a series of small, linked lakes and many homes will enjoy water frontage;

    Woodland Court, a 43-unit townhouse project just outside College Station, Texas and adjacent to portions of the Texas A&M University campus. This project is sold out;

    Glendale Springs, an 80-unit condominium project in Glendale, Arizona, a suburb of Phoenix. One building is complete and three more are under construction. The entire development is sold out;

    Apache Highlands, a $16 million, ten building, 80 unit condominium project in East Mesa, Arizona an eastern suburb of Phoenix. The project is scheduled to begin construction in the early months of 2006.

    About Great Western Land and Recreation

Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. The bulk of Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

Additional information is available at http://www.gwland.com .

This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

SOURCE  Great Western Land and Recreation, Inc.
    -0-                             12/19/2005
    /CONTACT: Jay N. Torok, Chairman and CEO of Great Western Land and Recreation, +1-480-949-6007; or Mike Arneth or Brien Gately, both of The Investor Relations Co., +1-847-296-4200/
    /Web site:  http://www.gwland.com /
    (GWES)